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                                                                   EXHIBIT 11
                                                                   1995 10-K

PLEXUS CORP.
STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS for the years ended September 30, 1995, 1994 and 1993
(in thousands, except per share amounts)



                                                                    YEAR ENDED SEPTEMBER 30,
                                   ------------------------------------------------------------------------------------
                                               1995                         1994                        1993
                                   ---------------------------    ------------------------   --------------------------
                                     COMMON                         COMMON                      COMMON
                                      AND                            AND                         AND
                                     COMMON           FULLY         COMMON         FULLY        COMMON        FULLY
                                   EQUIVALENT        DILUTED      EQUIVALENT      DILUTED    EQUIVALENT(1)   DILUTED(1)
                                   ----------       ----------    ----------     ---------   -------------   ----------
Net income                         $    6,343       $    6,343    $    3,057     $    3,057  $      2,570    $     2,570
                                   ==========       ==========    ==========     ==========  ============    ===========
Weighted average number of
   common shares outstanding            6,474            6,474         6,458          6,458         6,448          6,448

Adjustments:
   Assumed issuances under
    stock option plan                     108              220           108            108           102            133
Assumed conversion of preferred
    stock                                 555              555           139            139             -              -
                                   ----------       ----------    ----------     ---------   ------------    -----------
                                        7,137            7,249         6,705          6,705         6,550          6,581
                                   ==========       ==========    ==========     ==========  ============    ===========
Net income per common share        $     0.89       $     0.88    $     0.46     $     0.46  $       0.39    $      0.39
                                   ==========       ==========    ==========     ==========  ============    ===========



(1) Per share amounts calculated using actual unrounded amounts have a dilutive effect of less than 3%, thus net income per common share disclosed in the consolidated statements of operations is based solely on the weighted average number of common shares outstanding.